UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
January 30, 2009

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

          On January 30, 2009, Rogers Corporation (the “Company”) committed to a cost reduction initiative that includes a workforce reduction that combines both voluntary and involuntary terminations and will affect about 10% of its salaried staffing worldwide.  In addition to the workforce reduction, the Company is freezing salaries, and significantly reducing other operating and overhead expenses.  Together these planned actions will reduce Rogers’ total expenses on an annualized basis by approximately $27 million.

          The total cash severance charge of this cost reduction initiative is expected to be approximately $2.5 million. The Company is currently assessing the impact of the related severance costs on the first quarter 2009 earnings in accordance with Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and SFAS No. 112, Employers' Accounting for Postretirement Benefits, and will provide this information when it is available.

          A copy of the press release issued by the Company issued on February 3, 2009 announcing the cost reduction initiative is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item  9.01    Financial Statements and Exhibits

(d)  Exhibits.

     Exhibit No.              Description

                  99.1              Press release, dated February 3, 2009, issued by Rogers Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

		By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date:	February 3, 2009